Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Third Quarter 2023 Results
•Net earnings per diluted share of $3.87
◦$3.91, excluding mark-to-market losses on technology investments
•Net earnings of $1.1 billion
•Deliveries increased 8% to 18,559 homes
•New orders increased 37% to 19,666 homes; new orders dollar value increased 30% to $8.6 billion
•Backlog of 21,321 homes with a dollar value of $9.9 billion
•Total revenues of $8.7 billion
•Homebuilding operating earnings of $1.5 billion
◦Gross margin on home sales of 24.4%
◦S,G&A expenses as a % of revenues from home sales of 7.0%
◦Net margin on home sales of 17.4%
•Financial Services operating earnings of $148 million
•Multifamily operating loss of $9 million
•Lennar Other operating loss of $26 million
•Homebuilding cash and cash equivalents of $3.9 billion
•Years supply of owned homesites of 1.5 years and controlled homesites of 73%
•No outstanding borrowings under the Company's $2.6 billion revolving credit facility
•Homebuilding debt to total capital of 11.5%
•Redeemed $425 million of 5.875% homebuilding senior notes due November 2024
•Repurchased $50 million aggregate principal amount of senior notes due in fiscal year 2024
•Repurchased 3 million shares of Lennar common stock for $366 million
(more)

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Miami, September 14, 2023 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its third quarter ended August 31, 2023. Third quarter net earnings attributable to Lennar in 2023 were $1.1 billion, or $3.87 per diluted share, compared to third quarter net earnings attributable to Lennar in 2022 of $1.5 billion, or $5.03 per diluted share. Excluding mark-to-market losses on technology investments in both years and one-time items in the prior year, third quarter net earnings attributable to Lennar in 2023 were $1.1 billion or $3.91 per diluted share, compared to third quarter net earnings attributable to Lennar in 2022 of $1.5 billion or $5.18 per diluted share.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, “Market conditions remained constructive for new homebuilders during our third quarter, as the Fed continued to use tighter money supply and higher interest rates as tools to battle inflation, while enabling continued economic growth. At the same time, short housing supply, absorbed by strong primary and pent-up demand, continued to define a strong sales environment. Homebuilders continued to use incentives, including buy-downs, to offset rising interest rates and tighter capital, which limit affordability. Our solid third quarter performance reflects strong strategic focus, and even as the month of August saw another uptick in interest rates, we were able to continue to drive sales pace.”
Mr. Miller continued, "Against this backdrop, our third quarter earnings were $1.1 billion, or $3.87 per diluted share, compared to $1.5 billion, or $5.03 per diluted share last year. Our average sales price per home delivered was $448,000 in the third quarter, compared to almost $500,000 last year, and our home deliveries were 18,559, up 8%, and our new orders were 19,666, up 37%, year over year. Our homebuilding gross margin in the third quarter was 24.4%, reflecting cost reductions, and with homebuilding S,G&A expenses of 7.0%, led to a 17.4% net margin."
"While our operating performance remained strong, we continued to strengthen and fortify our balance sheet and our future. During the quarter, we repaid $475 million of debt and repurchased $366 million of our common stock ending the quarter with homebuilding debt to total capital of 11.5%, the lowest in our history, no borrowings on our $2.6 billion revolver and cash of $3.9 billion. With cash on hand exceeding our debt, and with overall liquidity of $6.5 billion, our balance sheet has never been in a stronger position."
Jon Jaffe, Co-Chief Executive Officer and President of Lennar, said, "During the quarter, we continued the execution of our land light strategy. This was evidenced by our years supply of owned homesites improving to 1.5 years from 2.2 years and our controlled homesite percentage increasing to 73% from 69% year over year.
Operationally, our cycle time during the quarter was down 32 days sequentially as the improving supply chain and labor market positively impacted our production times. Concurrently, the Lennar Machine continued to drive sales pace in concert with production. Accordingly, quarterly starts and sales pace were 4.9 homes and 5.2 homes per community, respectively, and we ended the third quarter with approximately 1,400 completed, unsold homes, about one home per community."
Mr. Miller concluded, "As the Fed continues to focus on its goal of reducing inflation, we have remained vigilant and focused on our operating strategies. As we look ahead to our fourth quarter, we expect to deliver between 21,500 to 22,500 homes with a gross margin between 24.4% to 24.6%. We will continue to fortify our balance sheet with significant liquidity and operate from a position of strength, repurchasing stock and reducing

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debt, thus enabling us to continue to execute on our core strategies and outperform in periods of growth as well as uncertainty."
RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2023 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2022
Homebuilding
Revenues from home sales decreased 2% in the third quarter of 2023 to $8.3 billion from $8.4 billion in the third quarter of 2022. Revenues were lower primarily due to a 9% decrease in average sales price of home deliveries, partially offset by an 8% increase in the number of home deliveries. New home deliveries increased to 18,559 homes in the third quarter of 2023 from 17,248 homes in the third quarter of 2022. The average sales price of homes delivered was $448,000 in the third quarter of 2023, compared to $491,000 in the third quarter of 2022. The decrease in average sales price of homes delivered in the third quarter of 2023 compared to the same period last year was primarily due to pricing to market and product mix.
Gross margins on home sales were $2.0 billion, or 24.4%, in the third quarter of 2023, compared to $2.5 billion, or 29.2%, in the third quarter of 2022. During the third quarter of 2023, gross margins decreased because revenues per square foot decreased year over year as the Company priced homes to market, which was partially offset by a decrease in costs per square foot due to lower material costs. In addition, land costs increased year over year.
Selling, general and administrative expenses were $583 million in the third quarter of 2023, compared to $486 million in the third quarter of 2022. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 7.0% in the third quarter of 2023, from 5.8% in the third quarter of 2022, primarily due to an increase in the use of brokers due to current market conditions.
Financial Services
Operating earnings for the Financial Services segment were $148 million in the third quarter of 2023, compared to $63 million in the third quarter of 2022. In 2022, the operating earnings included a $36 million one-time charge due to an increase in a litigation accrual related to a court judgment. Excluding this one-time charge, operating earnings were $99 million in the third quarter of 2022. The increase in operating earnings in 2023 was primarily due to a higher profit per locked loan in the Company's mortgage business as a result of higher margins, and higher lock volume because of an increased capture rate. There was also an increase in profitability in the Company's title business primarily due to benefits of the Company's technology efforts.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $9 million in the third quarter of 2023, compared to operating earnings of $46 million in the third quarter of 2022. Operating loss for the Lennar Other segment was $26 million in the third quarter of 2023, compared to operating loss of $118 million in the third quarter of 2022.

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RESULTS OF OPERATIONS
NINE MONTHS ENDED AUGUST 31, 2023 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2022
Homebuilding
Revenues from home sales were $22.0 billion and $22.1 billion in the nine months ended August 31, 2023 and 2022, respectively. Revenues were flat primarily because of a 6% increase in the number of home deliveries, which was offset by a 6% decrease in average sales price of home deliveries. New home deliveries increased to 49,292 homes in the nine months ended August 31, 2023 from 46,335 homes in the nine months ended August 31, 2022. The average sales price of homes delivered was $448,000 in the nine months ended August 31, 2023, compared to $479,000 in the nine months ended August 31, 2022. The decrease in average sales price of homes delivered in the nine months ended August 31, 2023 compared to the same period last year was primarily due to pricing to market and product mix.
Gross margins on home sales were $5.0 billion, or 22.9%, in the nine months ended August 31, 2023, compared to $6.4 billion, or 28.7%, in the nine months ended August 31, 2022. During the nine months ended August 31, 2023, gross margins decreased because revenues per square foot decreased year over year as the Company priced homes to market and costs per square foot increased primarily due to higher material and labor costs. In addition, land costs increased year over year.
Selling, general and administrative expenses were $1.5 billion in the nine months ended August 31, 2023, compared to $1.4 billion in the nine months ended August 31, 2022. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 7.0% in the nine months ended August 31, 2023, from 6.3% in the nine months ended August 31, 2022, primarily due to an increase in the use of brokers due to current market conditions.
Financial Services
Operating earnings for the Financial Services segment were $339 million in the nine months ended August 31, 2023, compared to $257 million in the nine months ended August 31, 2022. In 2022, operating earnings included a $36 million one-time charge due to an increase in a litigation accrual related to a court judgment. Excluding this one-time charge, operating earnings were $293 million in the third quarter of 2022. The increase in operating earnings in 2023 was primarily due to a higher profit per locked loan in the Company's mortgage business as a result of higher margins, and higher lock volume because of an increased capture rate. There was also an increase in profitability in the Company's title business primarily due to benefits of the Company's technology efforts.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $38 million in the nine months ended August 31, 2023, compared to operating earnings of $52 million in the nine months ended August 31, 2022. Operating loss for the Lennar Other segment was $86 million in the nine months ended August 31, 2023, compared to operating loss of $630 million in the nine months ended August 31, 2022.

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Tax Rate
For the nine months ended August 31, 2023 and 2022, the Company had tax provisions of $824 million and $951 million, respectively, which resulted in overall effective income tax rates of 24.2% and 22.4%, respectively. In the nine months ended August 31, 2023, the Company's overall effective income tax rate was higher than last year, primarily due to the resolution of an uncertain state tax position and the retroactive reinstatement of the new energy efficient home credit, both during the third quarter of 2022.
Debt Transactions
In August 2023, the Company redeemed $425 million aggregate principal amount of its 5.875% senior notes due November 2024 at an early redemption price of 100% of the principal amount outstanding.
During the three months ended August 31, 2023, the Company repurchased $50 million aggregate principal amount of senior notes due in fiscal 2024. During the nine months ended August 31, 2023, the Company repurchased $208 million aggregate principal amount of senior notes due in fiscal 2024.
Share Repurchases
During the third quarter of 2023, the Company repurchased 3 million shares of its common stock for $366 million at an average share price of $121.96. During the nine months ended August 31, 2023, the Company repurchased 7 million shares of its common stock for $763 million at an average share price of $108.98.
Liquidity
At August 31, 2023, the Company had $3.9 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.6 billion revolving credit facility, thereby providing approximately $6.5 billion of available capacity.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the fourth quarter of 2023:

New Orders	16,200 - 17,200
Deliveries	21,500 - 22,500
Average Sales Price	Consistent with Q3 2023
Gross Margin % on Home Sales	24.4% - 24.6%
S,G&A as a % of Home Sales	6.7% - 6.9%
Financial Services Operating Earnings	$130 million - $135 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; decreased demand for our homes, or for Multifamily rental apartments or single family homes; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings on the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Friday, September 15, 2023. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3809 and entering 5723593 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2023	2022	2023	2022
Revenues:
Homebuilding	$8,318,615	8,479,496	22,144,937	22,209,683
Financial Services	266,206	202,078	672,166	578,945
Multifamily	137,394	243,056	432,661	686,436
Lennar Other	7,388	9,801	15,419	21,579
Total revenues	$8,729,603	8,934,431	23,265,183	23,496,643

Homebuilding operating earnings	$1,493,820	1,963,224	3,615,068	4,953,485
Financial Services operating earnings	148,995	63,348	340,331	258,074
Multifamily operating earnings (loss)	(8,733)	48,487	(38,496)	54,582
Lennar Other operating loss	(26,218)	(117,980)	(84,374)	(629,538)
Corporate general and administrative expenses	(114,144)	(115,557)	(365,002)	(334,425)
Charitable foundation contribution	(18,559)	(17,248)	(49,292)	(46,335)
Earnings before income taxes	1,475,161	1,824,274	3,418,235	4,255,843
Provision for income taxes	(358,209)	(351,580)	(824,233)	(951,276)
Net earnings (including net earnings attributable to noncontrolling interests)	1,116,952	1,472,694	2,594,002	3,304,567
Less: Net earnings attributable to noncontrolling interests	7,956	5,350	16,778	12,886
Net earnings attributable to Lennar	$1,108,996	1,467,344	2,577,224	3,291,681

Average shares outstanding:
Basic	282,854	288,109	284,612	290,645
Diluted	282,854	288,109	284,612	290,645

Earnings per share:
Basic	$3.87	5.04	8.94	11.19
Diluted	$3.87	5.03	8.94	11.18

Supplemental information:
Interest incurred (1)	$46,924	59,137	146,206	180,869

EBIT (2):
Net earnings attributable to Lennar	$1,108,996	1,467,344	2,577,224	3,291,681
Provision for income taxes	358,209	351,580	824,233	951,276
Interest expense included in:
Costs of homes sold	60,415	74,358	171,012	212,125
Costs of land sold	386	155	1,433	358
Homebuilding other income (expense), net	3,576	4,655	10,908	15,229
Total interest expense	64,377	79,168	183,353	227,712
EBIT	$1,531,582	1,898,092	3,584,810	4,470,669
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2023	2022	2023	2022
Homebuilding revenues:
Sales of homes	$8,285,873	8,439,125	22,016,279	22,124,565
Sales of land	20,430	32,397	46,462	63,888
Other homebuilding	12,312	7,974	82,196	21,230
Total homebuilding revenues	8,318,615	8,479,496	22,144,937	22,209,683

Homebuilding costs and expenses:
Costs of homes sold	6,261,578	5,973,889	16,980,746	15,769,536
Costs of land sold	18,720	34,994	52,729	71,365
Selling, general and administrative	582,765	485,854	1,543,259	1,400,887
Total homebuilding costs and expenses	6,863,063	6,494,737	18,576,734	17,241,788
Homebuilding net margins	1,455,552	1,984,759	3,568,203	4,967,895
Homebuilding equity in loss from unconsolidated entities	(4,016)	(14,652)	(13,109)	(10,076)
Homebuilding other income (expense), net	42,284	(6,883)	59,974	(4,334)
Homebuilding operating earnings	$1,493,820	1,963,224	3,615,068	4,953,485

Financial Services revenues	$266,206	202,078	672,166	578,945
Financial Services costs and expenses	117,211	138,730	331,835	320,871
Financial Services operating earnings	$148,995	63,348	340,331	258,074

Multifamily revenues	$137,394	243,056	432,661	686,436
Multifamily costs and expenses	139,759	215,433	443,069	654,322
Multifamily equity in earnings (loss) from unconsolidated entities and other income, net	(6,368)	20,864	(28,088)	22,468
Multifamily operating earnings (loss)	$(8,733)	48,487	(38,496)	54,582

Lennar Other revenues	$7,388	9,801	15,419	21,579
Lennar Other costs and expenses	6,155	10,007	19,426	23,650
Lennar Other equity in loss from unconsolidated entities, other expense, net, and other gain (loss)	(11,738)	(31,935)	(66,197)	(68,493)
Lennar Other unrealized losses from technology investments (1)	(15,713)	(85,839)	(14,170)	(558,974)
Lennar Other operating loss	$(26,218)	(117,980)	(84,374)	(629,538)
(1)The following is a detail of Lennar Other unrealized losses from mark-to-market adjustments on technology investments:

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2023	2022	2023	2022
Blend Labs (BLND)	$386	(518)	(360)	(21,510)
Hippo (HIPO)	(17,166)	(32,933)	(14,933)	(195,336)
Opendoor (OPEN)	23,638	(54,391)	38,459	(218,751)
SmartRent (SMRT)	(1,707)	(23,118)	8,219	(71,431)
Sonder (SOND)	(91)	(168)	(549)	(2,300)
Sunnova (NOVA)	(20,773)	25,289	(45,006)	(49,646)
	$(15,713)	(85,839)	(14,170)	(558,974)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended August 31,
	2023	2022	2023	2022	2023	2022
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,605	5,647	$2,430,072	2,538,479	$434,000	450,000
Central	3,807	3,501	1,598,527	1,566,610	420,000	447,000
Texas	4,102	3,447	1,174,859	1,138,901	286,000	330,000
West	5,036	4,649	3,108,783	3,208,713	617,000	690,000
Other	9	4	6,258	3,655	695,000	914,000
Total	18,559	17,248	$8,318,499	8,456,358	$448,000	491,000
Of the total homes delivered listed above, 66 homes with a dollar value of $33 million and an average sales price of $494,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2023, compared to 46 home deliveries with a dollar value of $17 million and an average sales price of $375,000 for the three months ended August 31, 2022.

	At August 31,		For the Three Months Ended August 31,
	2023	2022	2023	2022	2023	2022	2023	2022
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	362	328	5,779	5,675	$2,398,206	2,514,776	$415,000	443,000
Central	277	296	4,003	3,033	1,669,911	1,348,226	417,000	445,000
Texas	235	217	4,730	2,577	1,302,268	776,156	275,000	301,000
West	375	345	5,140	3,077	3,261,380	2,015,897	635,000	655,000
Other	4	3	14	4	7,877	2,668	563,000	667,000
Total	1,253	1,189	19,666	14,366	$8,639,642	6,657,723	$439,000	463,000
Of the total homes listed above, 82 homes with a dollar value of $42 million and an average sales price of $512,000 represent homes in six active communities from unconsolidated entities for the three months ended August 31, 2023, compared to 79 homes with a dollar value of $39 million and an average sales price of $499,000 in seven active communities for the three months ended August 31, 2022.

	For the Nine Months Ended August 31,
	2023	2022	2023	2022	2023	2022
Deliveries:	Homes		Dollar Value		Average Sales Price
East	15,272	14,927	$6,669,141	6,436,576	$437,000	431,000
Central	9,327	8,966	4,022,372	3,956,302	431,000	441,000
Texas	11,431	9,272	3,329,349	3,038,064	291,000	328,000
West	13,243	13,151	8,075,810	8,718,178	610,000	663,000
Other	19	19	14,824	17,816	780,000	938,000
Total	49,292	46,335	$22,111,496	22,166,936	$448,000	479,000
Of the total homes delivered listed above, 201 homes with a dollar value of $95 million and an average sales price of $474,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2023, compared to 115 home deliveries with a dollar value of $42 million and an average sales price of $368,000 for the nine months ended August 31, 2022.

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	For the Nine Months Ended August 31,
	2023	2022	2023	2022	2023	2022
New Orders:	Homes		Dollar Value		Average Sales Price
East	15,540	16,558	$6,606,656	7,401,602	$425,000	447,000
Central	9,926	9,721	4,179,439	4,413,718	421,000	454,000
Texas	11,604	8,718	3,261,481	2,887,204	281,000	331,000
West	14,650	12,889	9,159,865	8,834,508	625,000	685,000
Other	25	19	17,106	16,499	684,000	868,000
Total	51,745	47,905	$23,224,547	23,553,531	$449,000	492,000
Of the total new orders listed above, 252 homes with a dollar value of $117 million and an average sales price of $465,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2023, compared to 183 new orders with a dollar value of $88 million and an average sales price of $478,000 for the nine months ended August 31, 2022.

	At August 31,
	2023	2022	2023	2022	2023	2022
Backlog:	Homes		Dollar Value		Average Sales Price
East	8,973	9,903	$3,757,839	4,538,997	$419,000	458,000
Central	4,624	5,912	2,012,497	2,791,899	435,000	472,000
Texas	2,870	3,712	769,216	1,302,409	268,000	351,000
West	4,847	6,203	3,310,533	4,251,491	683,000	685,000
Other	7	4	3,446	2,626	492,000	656,000
Total	21,321	25,734	$9,853,531	12,887,422	$462,000	501,000
Of the total homes in backlog listed above, 217 homes with a backlog dollar value of $100 million and an average sales price of $460,000 represent the backlog from unconsolidated entities at August 31, 2023, compared to 147 homes with a backlog dollar value of $74 million and an average sales price of $502,000 at August 31, 2022.

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LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	August 31,	November 30,
	2023	2022
ASSETS
Homebuilding:
Cash and cash equivalents	$3,887,809	4,616,124
Restricted cash	16,201	23,046
Receivables, net	843,750	673,980
Inventories:
Finished homes and construction in progress	12,368,338	11,718,507
Land and land under development	6,993,835	7,382,273
Consolidated inventory not owned	2,687,343	2,331,231
Total inventories	22,049,516	21,432,011
Investments in unconsolidated entities	1,157,021	1,173,164
Goodwill	3,442,359	3,442,359
Other assets	1,578,692	1,323,478
	32,975,348	32,684,162
Financial Services	2,334,594	3,254,257
Multifamily	1,354,587	1,257,337
Lennar Other	773,596	788,539
Total assets	$37,438,125	37,984,295

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,721,530	1,616,128
Liabilities related to consolidated inventory not owned	2,300,686	1,967,551
Senior notes and other debts payable, net	3,320,119	4,047,294
Other liabilities	2,600,807	3,347,673
	9,943,142	10,978,646
Financial Services	1,333,485	2,353,904
Multifamily	290,266	313,484
Lennar Other	82,690	97,894
Total liabilities	11,649,583	13,743,928
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	25,844	25,608
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,561,793	5,417,796
Retained earnings	21,113,282	18,861,417
Treasury stock	(1,052,000)	(210,389)
Accumulated other comprehensive income	4,040	2,408
Total stockholders’ equity	25,656,619	24,100,500
Noncontrolling interests	131,923	139,867
Total equity	25,788,542	24,240,367
Total liabilities and equity	$37,438,125	37,984,295

12-12-12

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2023	2022	2022
Homebuilding debt	$3,320,119	4,047,294	4,057,496
Stockholders' equity	25,656,619	24,100,500	22,977,278
Total capital	$28,976,738	28,147,794	27,034,774
Homebuilding debt to total capital	11.5%	14.4%	15.0%

Homebuilding debt	$3,320,119	4,047,294	4,057,496
Less: Homebuilding cash and cash equivalents	3,887,809	4,616,124	1,309,364
Net homebuilding debt	$(567,690)	(568,830)	2,748,132
Net homebuilding debt to total capital (1)	(2.3)%	(2.4)%	10.7%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.